Exhibit 99.2

Dime Community Bancshares Declares Quarterly Cash Dividend

Brooklyn, NY – April 26, 2019 – Dime Community Bancshares, Inc. (Nasdaq: DCOM) (the “Company”) announced that its Board of Directors has declared a quarterly cash dividend of $0.14 per share, payable on May 15, 2019 to all stockholders of record as of May 8, 2019.  This dividend is the 88th consecutive quarterly cash dividend paid by the Company.

ABOUT DIME COMMUNITY BANCSHARES, INC.

The Company had $6.48 billion in consolidated assets as of March 31, 2019 and is the parent company of Dime Community Bank (the “Bank”). The Bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-nine retail branches located throughout Brooklyn, Queens, the Bronx, Nassau County and Suffolk County, New York. More information on the Company and the Bank can be found on Dime's website at www.dime.com.

Contact: Avinash Reddy, Executive Vice President – Chief Financial Officer, 718-782-6200, extension 5909.